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                                     AMENDMENT
                           Dated as of September 1, 1997

     Amerigon, Inc. ("Amerigon") and Feher Design, Inc. ("FDI") are parties to an Option and License Agreement signed by Amerigon on October 30, 1992 and by FDI on November 2, 1992 (the "Option and License Agreement").

     Amerigon and FDI hereby agree to modify and amend the Option and License Agreement as follows:

1. Unless otherwise specified in this Amendment, capitalized terms shall have the same meanings as specified in the Option and License Agreement.

2. In the event of any conflict between this Amendment and the Option and License Agreement, this Amendment shall control.

3. Amerigon shall pay to FDI the following sums, which shall constitute nonrefundable advances fully recoupable from royalties otherwise payable to FDI pursuant to the Option and License Agreement:

     (a)  $100,000 to be paid at the time of execution of this Amendment

     (b) $100,000 on January 1, 2000 and on January 1 of each year thereafter until the expiration of the Royalty Period with respect to all Licensed Products.

     Failure to pay any yearly sum as called out in paragraph 3(b) of this Amendment shall give FDI the immediate right to terminate the Agreement and any and all licenses granted Amerigon thereunder unless Amerigon cures such breach within thirty (30) business days following written notice from FDI to Amerigon of such breach.

In the event Amerigon exercises its right to terminate the Option and License Agreement pursuant to Section 10.3 of the Option and License Agreement, Amerigon shall have no further obligation to pay advances following the date of termination.

4. FDI agrees that notwithstanding anything to the contrary set forth in the Option and License Agreement, all intellectual property developed by Amerigon at any time is owned by Amerigon, including all intellectual property developed by Amerigon related to variable temperature seats. With respect to any intellectual property developed by Amerigon, FDI shall have only those rights set forth in Paragraph 6 of this Amendment, and accordingly any patents in any inventions of Amerigon or any of its employees shall not be deemed to constitute part of the "Licensed Patents" for purposes of the Option and License Agreement. Amerigon and FDI agree that the Royalty Period with respect to any Licensed Products


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comprising, embodying or incorporating any of the Licensed Patents shall be extended as follows: (i) where sales of Licensed Product by Amerigon or its Affiliates are subject to protection by a United States Licensed Patent, the period shall extend until the last date of enforceability of the United States Licensed Patents or United States patents listed in Exhibit A, whichever is later, which comprise, embody or incorporate the Licensed Product; and (ii) where sales of Licensed Products are the subject of protection afforded by a foreign counterpart Licensed Patent at the time at which such product is sold by Amerigon or its Affiliates, the period shall extend until the last date of enforceability of the counterpart Licensed Patents, or counterpart foreign patents listed in Exhibit A, whichever is later, which comprise, embody or incorporate the such Licensed Product. The parties acknowledge and agree that such extension of the Royalty Period is not intended to constitute a payment of royalties for continued use of any expired patents, but rather constitutes a negotiated royalty for the transfer from FDI to Amerigon pursuant to this Paragraph 4 of rights to Licensed Improvements created by Amerigon, which FDI contends would otherwise belong to FDI pursuant to the terms of the Option and License Agreement. The Licensed Patents shall include only patents issued on patent applications entitled to an effective filing date on or before September 1, 1998. In no event shall the Royalty Period with respect to any Licensed Product terminate later than September 1, 2010.

5. FDI agrees that the licenses granted to Amerigon pursuant to the Option and License Agreement are and shall be exclusive for the manufacture and sale of Licensed Products for installation or use in automobiles, trucks, buses, vans and recreational vehicles.

6. Amerigon grants to FDI, with FDI having the right to sublicense, a non-exclusive, worldwide, royalty free license, for use other than in automobiles, trucks, buses, vans and recreational vehicles, to any and all improvements, modifications or variations of the Licensed Technology which have been or are conceived, reduced to practice, created, invented, discovered or made by Amerigon, which license shall survive expiration or termination of the Option and License Agreement, provided that, in the event Amerigon's license rights to the Licensed Patents or Licensed Technology expire or terminate, the license granted to FDI and its sublicensees pursuant to this Paragraph 6 shall no longer be royalty-free, and FDI shall thereafter pay Amerigon a reasonable royalty to be negotiated between Amerigon and FDI. Amerigon agrees to provide FDI a report on an annual basis identifying all U.S. and foreign patents and patent applications under which FDI is provided a license under this clause 6 and identifying any such patents that have expired or have been held to be invalid by a court of competent jurisdiction.

7. Amerigon shall attempt in good faith to obtain the agreement of its licensees or customers to affix to any Licensed Product


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comprising, embodying or incorporating any of the Licensed Patents a notice in substantially the following form: "Manufactured under one or more of the following patents: (List patent numbers, with list of any Licensed Patents followed by "(Feher Design, Inc.)").

8. Feher shall prepare, obtain, file, record and maintain, in any country or political subdivision thereof, all applications, registrations and renewals required to protect and maintain the Licensed Patents for the maximum possible term in all jurisdictions in which the Licensed Patents have been issued, including in those countries set forth in Exhibit B of the Option and License Agreement, and Feher shall provide Amerigon with copies of all such documents promptly after they are filed or recorded. If Feher fails to take any of the foregoing steps to protect and maintain the Licensed Patents, then without limiting any of Amerigon's other rights or remedies, Amerigon shall retain the rights set forth in Section 7.1 of the Option and License Agreement to take such steps on FDI's behalf, and FDI shall reimburse Amerigon for any costs incurred by Amerigon in taking such steps to protect and maintain the Licensed Patents.

9. Notwithstanding anything to the contrary contained in the Option and License Agreement, including in Section 8.2, Amerigon's license rights shall extend to all countries and geographic territories throughout the world.

ACCEPTED AND AGREED TO:

AMERIGON, INC.                               FEHER DESIGN, INC.

By: /s/ Richard Weisbart                     By: /s/ [Illegible]
   ---------------------------                  ---------------------------

Title:  PRESIDENT                            Title: CHAIRMAN
      ------------------------                     ------------------------


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                                     Exhibit "A"

                 Amerigon Patents / Patent Applications for Variable
                Temperature Seat / Climate Control System Technologies

U.S. Patent No. 5,587,200, Issued 1-28-97
          Foreign counterpart patents applied for in EPO, India, Japan, Singapore

U.S. Patent No. 5,524,439, Issued 6-11-96
          Foreign counterpart patents applied for in EPO, India, Japan, Singapore

U.S. Patent Application No. 08/288,459
          Foreign counterpart patents applied for in EPO, Japan, Korea, Philippines, China

U.S. Patent Application for Variable Temperature Seat, which is a DIV of Patent No. 5,587,200; docket number used by Christie Parker & Hale to identify this application is 30401


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